BIOSPECIFICS TECHNOLOGIES CORP.

COMPENSATION COMMITTEE CHARTER

Adopted on December 4, 2006
Revised June 17, 2009

A.

Purpose

The purpose of the Compensation Committee of the Board of Directors (the "Board") of BioSpecifics Technologies Corp. (the "Company") is to oversee the discharge of the responsibilities of the Board relating to compensation of the Company's executive officers.

B.

Structure and Membership

1.

Number. The Compensation Committee shall consist of at least two members of the Board, two of whom are independent directors, as defined in any applicable exchange listing requirements, non-employee directors, as defined in SEC Rule 16b-3, and outside directors, as defined in Treasury Regulations 1.162-27.

2.

Chair. Unless the Board elects a Chair of the Compensation Committee, the Compensation Committee shall elect a Chair by majority vote; for the avoidance of doubt, if there are only two members on the Compensation Committee then such Chair of the Compensation Committee, if elected by the members, shall be elected by the affirmative vote of both members.

3.

Compensation. The compensation of Compensation Committee members shall be as determined by the Board.

4.

Selection and Removal. Members of the Compensation Committee shall be appointed by the Board. The Board may remove members of the Compensation Committee from such committee, with or without cause.

C.

Authority and Responsibilities

General

The Compensation Committee shall discharge its responsibilities in compliance with the "Delaware Business Judgment Rule."

Compensation Matters

1.

CEO Compensation. The Compensation Committee shall annually review and approve corporate goals and objectives relevant to the compensation of the Company's Chief Executive Officer (the "CEO"), evaluate the CEO's performance in light of those goals and objectives, and, either as a committee or together with other independent directors (as determined from time to time by the Committee), establish and approve the CEO's compensation.

2.

Compensation of Other Executive Officers. The Compensation Committee, following the guidelines set forth in C.1 above, shall periodically review and approve, or make recommendations to the Board with respect to, compensation of the Company's executive officers (other than the CEO).

3.

Evaluation of Senior Executives. The Compensation Committee shall be responsible for overseeing the evaluation of the Company's senior executives. The Compensation Committee shall determine the nature and frequency of the evaluation and the persons subject to the evaluation, supervise the conduct of the evaluation and prepare assessments of the performance of the Company's senior executives, to be discussed periodically with the Board.

4.

Plan Recommendations and Approvals. The Compensation Committee shall periodically review and make recommendations to the Board with respect to such incentive-compensation and other plans that have been approved by the Board.

5.

Administration of Plans. The Compensation Committee shall exercise all rights, authority and functions of the Board under all of the Company's incentive compensation plans, including both annual plans and long-term plans, and both cash and equity-based plans, including without limitation, the authority to interpret the terms thereof, to grant awards, and to establish and confirm satisfaction of performance goals; provided, however, that, except as otherwise expressly authorized to do so by this charter or a plan or resolution of the Board, the Compensation Committee shall not be authorized to amend any such plan. To the extent permitted by applicable law and the provisions of a given equity-based plan, and consistent with the requirements of applicable law and such equity-based plan, the Compensation Committee may delegate to one or more executive officers of the Company the power to grant options or other stock awards pursuant to such equity-based plan to employees of the Company or any subsidiary of the Company who are not directors or executive officers of the Company.

6.

Additional Powers. The Compensation Committee shall have such other duties and responsibilities as may be delegated from time to time by the Board.

D.

Procedures and Administration

1.

Meetings. The Compensation Committee shall meet as often as it deems necessary in order to perform its responsibilities but in no event less than once a year. The Compensation Committee may also act by unanimous written consent in lieu of a meeting. The Compensation Committee shall keep such records of its meetings as it shall deem appropriate.

2.

Subcommittees. The Compensation Committee may form and delegate authority to one or more subcommittees as it deems appropriate from time to time under the circumstances.

3.

Reports to Board. The Compensation Committee shall report regularly to the Board.

4.

Charter. The Compensation Committee shall periodically review and reassess the adequacy of this Charter and recommend any proposed changes to the Directors for approval.

5.

Consulting Arrangements. The Compensation Committee shall have the sole authority to retain and/or terminate any compensation consultant used to assist in the evaluation of executive officer compensation and shall have sole authority to approve the consultant's fees and other retention terms. The Compensation Committee shall also have authority to commission compensation surveys or studies as the need arises. The Compensation Committee is empowered, without further action by the Board, to cause the Company to pay the compensation of such consultants as established by the Compensation Committee.

6.

Independent Advisors. The Compensation Committee is authorized, without further action by the Board, to engage such independent legal, accounting or other advisors as it deems necessary or appropriate to carry out its responsibilities. Such independent advisors may be regular advisors to the Company. The Compensation Committee is empowered, without further action by the Board, to cause the Company to pay the compensation of such advisors as established by the Compensation Committee.

7.

Investigations. The Compensation Committee shall have the authority to conduct and/or authorize investigations into any matters within the scope of its responsibilities as it shall deem appropriate. The Committee shall have the authority to request any officer, employee or advisor of the Company to meet with it or any advisors engaged by the Compensation Committee.

8.

Annual Self-Evaluation. At least annually, the Compensation Committee shall evaluate its own performance.